UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Hess Midstream LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	No. 84-3211812
(State or other jurisdiction of incorporation)	(IRS employer identification number)

1501 McKinney Street

Houston, Texas 77010

(713) 496-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HESS MIDSTREAM LP 2017 LONG-TERM INCENTIVE PLAN

(Full title of plan)

Timothy B. Goodell

1501 McKinney Street

Houston, TX 77010

(713) 496-4200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A share representing limited partner interests	2,934,345	$21.57	$63,293,822	$8,215.54(4)

(1)

Represents the 2,934,345 Class A shares representing limited partner interests (each, a “Class A Share”) in Hess Midstream LP issuable pursuant to the Hess Midstream LP 2017 Long-Term Plan (the “Plan”) being registered hereby.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Shares that may become issuable under the Plan pursuant to the adjustment provisions of the Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for each Class A Share being registered hereby is based on a price of $21.57, which is the average high and low trading prices per Class A Share as reported by the NYSE on December, 18, 2019.

(4)

Pursuant to Rule 457(p) a filing fee of $8,750 remains unused from a previous registration statement on Form S-8 filed under File Number 333-217233, effective April 10, 2017, by Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP and referred to herein as the “Partnership”), and is being used to offset in full the filing fee to be paid for this registration statement. The Registrant is the successor to the Partnership. The offering under the Partnership’s registration statement has been terminated and the effectiveness of the registration statement has been terminated pursuant to a Post-Effective Amendment to Form S-8 filed by the Partnership under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is filed by Hess Midstream LP, a Delaware limited partnership (the “Registrant”), for the purpose of registering 2,934,345 Class A shares representing limited partner interests (each, a “Class A Share”) in the Registrant reserved under the Plan.

As disclosed in the Registrant’s Current Report on Form 8-K12B filed on December 17, 2019 with the Securities and Exchange Commission (the “SEC”), on December 16, 2019 (the “Closing Date”), the Registrant and Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP), a Delaware limited partnership (“HESM Opco”), completed the transactions (the “Restructuring”) contemplated by the Partnership Restructuring Agreement, dated October 3, 2019 (the “Restructuring Agreement”), by and among the Registrant, Hess Midstream GP LP, a Delaware limited partnership and the general partner of the Registrant (the “General Partner”), Hess Midstream GP LLC, a Delaware limited liability company and the general partner of the General Partner (“GP LLC”), Hess Midstream New Ventures II, LLC, a Delaware limited liability company (“Merger Sub”), HESM Opco, and the other parties thereto.

In connection with the Restructuring, on the Closing Date, HESM Opco completed its merger with Merger Sub, with HESM Opco surviving the merger as a subsidiary of the Registrant (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of October 3, 2019, by and among the Registrant, the General Partner, Merger Sub, HESM Opco and the other parties thereto.

As a result of the Restructuring, including the Merger, the Registrant was delegated control of HESM Opco and replaced HESM Opco as its publicly traded successor. On the Closing Date, the Registrant filed a Current Report on Form 8-K 12B for the purpose of establishing the Registrant as the successor issuer to HESM Opco pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1932, as amended (the “Exchange Act”). On the Closing Date and pursuant to the Restructuring Agreement, the Registrant assumed the Hess Midstream Partners LP 2017 Long-Term Incentive Plan (the “Opco Plan”) and all obligations with respect to outstanding awards thereunder from HESM Opco. The Registrant amended and restated the Opco Plan (as amended and restated, the “Plan”) to, among other things, change the plan’s name to Hess Midstream LP 2017 Long-Term Incentive Plan and to reflect the Registrant’s assumption of the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1	Plan Information.

The documents containing the information specified in Part I with respect to the Plan will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2	Registration Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plan, will be available without charge by contacting GP LLC’s General Counsel at 1501 McKinney Street, Houston, Texas 77010, Telephone: (713) 496-4200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	the Registrant’s Current Report on Form 8-K12B, including the description of the Class A Shares contained therein, filed on December 17, 2019;

•	the Registrant’s Current Report on Form 8-K filed on December 17, 2019;

•	HESM Opco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	HESM Opco’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•	HESM Opco’s Current Reports on Form 8-K filed October 4, 2019, October 21, 2019, November 1, 2019, November 27, 2019, December 10, 2019 and December 17, 2019.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4	Description of Securities.

Not applicable.

Item 5	Interests of Named Experts and Counsel.

Not applicable.

Item 6	Indemnification of Directors and Officers.

Hess Midstream LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

Hess Midstream GP LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under the amended and restated agreement of limited partnership of our general partner, in most circumstances, our general partner will provide indemnification similar to that in our partnership agreement for each of the following:

•	each of the partners of our general partner;

•	any person who is or was an affiliate of the General Partner (other than the Company and its subsidiaries);

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of our general partner or any affiliate of our general partner (other than the Company and its subsidiaries);

•

any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•	any person designated by our general partner as an “Indemnitee” for purposes of the its limited partnership agreement.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Hess Midstream GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the amended and restated limited liability company agreement of GP LLC, in most circumstances, GP LLC will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	any member of GP LLC;

•	any person who is an affiliate of a member of GP LLC;

•	a director or any representative serving on any committee of the board of directors of GP LLC;

•	any officer of GP LLC or any officer of any member of GP LLC and certain of GP LLC’s subsidiaries; and

•	any person who is or was a officer, director, member, manager, stockholder, partner, employee, representative or agent of any member of GP LLC or its respective affiliates

Item 7	Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits

Exhibit Number	Description

4.1	Hess Midstream LP 2017 Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K 12B filed on December 17, 2019)

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1	Consent of Ernst & Young LLP (Hess Infrastructure Partners LP)

23.2	Consent of Ernst & Young LLP (Hess Midstream Operations LP)

23.3	Consent of Ernst & Young LLP (Hess Midstream LP)

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page hereof)

Item 9	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 2019.

HESS MIDSTREAM LP

	By:	Hess Midstream GP LP,
its general partner

	By:	Hess Midstream GP LLC,
its general partner

Date: December 20, 2019		By:	/s/ Jonathan C. Stein
		Name:	Jonathan C. Stein
		Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Jonathan C. Stein, John P. Rielly and Timothy B. Goodell, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signatures	Title	Date

/s/ John B. Hess John B. Hess	Chairman and Chief Executive Officer (Principal Executive Officer)	December 20, 2019

/s/ Jonathan C. Stein Jonathan C. Stein	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2019

/s/ John P. Rielly John P. Rielly	Director and Vice President	December 20, 2019

/s/ Gregory P. Hill Gregory P. Hill	Director	December 20, 2019

/s/ Michael R. Turner Michael R. Turner	Director	December 20, 2019

/s/ William J. Brilliant William J. Brilliant	Director	December 20, 2019

/s/ Scott E. Telesz Scott E. Telesz	Director	December 20, 2019

/s/ Matthew C. Harris Matthew C. Harris	Director	December 20, 2019

/s/ David W. Niemiec David W. Niemiec	Director	December 20, 2019

/s/ John P. Reddy John P. Reddy	Director	December 20, 2019

/s/ Stephen J. J. Letwin Stephen J. J. Letwin	Director	December 20, 2019